UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004

National Commerce Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Tennessee	0-6094	62-0784645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Commerce Square, Memphis, Tennessee	38150
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:    (901) 523-3434

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events.

On August 24, 3004, National Commerce Financial Corporation ("NCF") announced that it had agreed in principle to settle the previously disclosed purported shareholder class action lawsuits pending against NCF challenging the proposed merger between NCF and SunTrust Banks, Inc. ("SunTrust"). A copy of the press release announcing the settlement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In the settlement, SunTrust will agree to waive its right to receive any portion of the termination fee payable under the merger agreement in excess of $204,000,000.

Under the terms of the settlement, all claims relating to the merger agreement, the proposed merger and disclosures related thereto will be dismissed and released on behalf of the settlement class. The settlement is subject to approval by the court in which the consolidated actions are pending. Upon approval of the proposed settlement by the court, plaintiff's attorneys are expected to apply for an award of attorneys' fees and expenses.

Information concerning the proposed merger is set forth or incorporated by reference in the joint proxy statement/prospectus regarding the proposed transaction, which was first mailed to shareholders of SunTrust and NCF on or about August 6, 2004.

Such information is supplemented by the additional information filed in this current report on Form 8-K, including specifically the following:

-	On April 27, 2004, SunTrust indicated its interest in pursuing a merger with NCF for merger consideration consisting of .369 shares of SunTrust common stock plus $8.50 cash for each share of NCF common stock. On May 7, 2004, SunTrust formally offered to effect a merger with NCF for merger consideration consisting of 0.3683 shares of SunTrust common stock plus $8.5557 cash in exchange for each share of NCF common stock. In addition, after discussions with NCF representatives during the day of May 7, SunTrust offered to permit NCF to increase its dividend payable on October 1, 2004 to the same rate that would be payable to NCF shareholders receiving 100% stock in the merger. SunTrust also insisted on a termination fee equal to $280 million and offered three seats on the SunTrust board of directors to then-current members of the NCF board of directors.

-	Other nonpublic information that NCF provided to SunTrust in the course of due diligence included the following:

•	information regarding NCF's strategic relationships with certain retailers, including Wal-Mart Stores, Inc.;

•	historical loan portfolio information, including lending policies, problem credits, credit concentrations, loan mixes;

•	analyses of historical deposit mix, historical deposit growth and types of products offered;

•	business plans for various NCF business units;

•	employee lists, benefit schedules and other information relating to labor costs;

•	analyses of securities portfolio and interest rate sensitivity;

•	reports from regulators; and

•	litigation files.

-	In performing the discounted cash flow analysis described in the joint proxy statement/prospectus on pages 59-60, UBS and JPMorgan utilized assumptions based on the estimates of Institutional Brokerage Estimate System (I/B/E/S). UBS and JPMorgan determined the discount rates used in its discounted cash flow analysis by estimating a range of both NCF's and SunTrust's weighted average cost of capital. UBS and JPMorgan used the I/B/E/S mean EPS estimates for 2004 and 2005 and the I/B/E/S mean long-term growth rate to determine NCF's estimated EPS in 2006-2010. UBS and JPMorgan applied forward price-to-earnings multiples to NCF's estimated

EPS in 2010 to determine a terminal value. The discount rate was applied to the cash flows for 2004-2010 to arrive at a price per share.

-	Late in the afternoon of May 7, 2004, after a lengthy discussion, the NCF board of directors instructed Messrs. Reed, Garrott and McDonald to inform both SunTrust and Fifth Third that their proposals were approximately equal in value and that both were being offered the opportunity to submit a final proposal. SunTrust and Fifth Third were informed that the board of directors would accept one of the proposals. In response to this information, both institutions increased the value of their merger proposals.

-	The only communication regarding NCF director appointments to the SunTrust board of directors that the negotiating committee had with SunTrust, which occurred prior to the merger agreement being executed, was to clarify that all current NCF directors except William R. Reed, Jr. and three other NCF directors scheduled to retire would be acceptable to the SunTrust board of directors for nomination and election to serve on the SunTrust board of directors. At the time the NCF board of directors voted unanimously to approve the merger agreement with SunTrust, except as set forth in the preceding sentence, there had been no agreement reached with respect to the individuals who would be proposed for election to the SunTrust board of directors pursuant to the merger agreement. The NCF board of directors instead instructed the nominating and corporate governance committee of the NCF board of directors, consisting entirely of independent directors, to develop a process by which persons would be chosen. Several days after the merger agreement had been executed and the merger announced, the nominating and corporate governance committee announced its process for selecting the slate of nominees to be proposed for election to the SunTrust board of directors. Mr. Reed, who would be an executive officer of SunTrust following the merger, and each of the three NCF directors who would reach SunTrust's mandatory retirement age for directors by the time of SunTrust's next annual meeting were deemed not qualified for nomination. In addition, three other directors advised the nominating and corporate governance committee that they were not interested in being nominated. The remaining nine directors were eligible for nomination. The nominating and corporate governance committee separated the remaining directors into three groups divided by geography and instructed the directors to vote for one of two eligible persons in the North Carolina region, one of three eligible persons in the South Carolina region and two of four eligible persons in the Tennessee region. All directors cast votes in this manner. The four persons selected for nomination to serve on the SunTrust board of directors after consummation of the merger, namely Messrs. Garrott, Farnsworth, Wynn and Garrett, were chosen by a plurality of votes cast in the manner described above.

ITEM 9.01.    Financial Statements and Exhibits.

(c) Exhibits

The following Exhibit is included with this Report:

Exhibit Reference Number	Exhibit Description
99.1	Press Release of National Commerce Financial Corporation dated August 24, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COMMERCE FINANCIAL CORPORATION
By:	/s/ M.J.A. "Jekka" Pinckney
Name: M.J.A. "Jekka" Pinckney Title: Corporate Secretary

Date: August 24, 2004

EXHIBIT INDEX

Exhibit Reference Number	Exhibit Description
99.1	Press Release of National Commerce Financial Corporation dated August 24, 2004.